EXHIBIT 11
PG&E CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE

	Three Months Ended		Six Months Ended
(in millions, except per share amounts)	June 30,		June 30,
	2007	2006	2007	2006

Net income	$269	$232	$525	$446
Less: distributed earnings to common shareholders	127	115	253	229
Undistributed earnings	$142	$117	$272	$217

Common shareholders earnings
Basic
Distributed earnings to common shareholders	$127	$115	$253	$229
Undistributed earnings allocated to common shareholders	135	111	258	206
Total common shareholders earnings, basic	$262	$226	$511	$435
Diluted
Distributed earnings to common shareholders	$127	$115	$253	$229
Undistributed earnings allocated to common shareholders	135	111	258	206
Total common shareholders earnings, diluted	$262	$226	$511	$435

Weighted average common shares outstanding, basic	350	346	350	345
9.50% Convertible Subordinated Notes	19	19	19	19
Weighted average common shares outstanding and participating securities, basic	369	365	369	364

Weighted average common shares outstanding, basic	350	346	350	345
Employee share-based compensation and accelerated share repurchase program (1)	2	3	2	4
Weighted average common shares outstanding, diluted	352	349	352	349
9.50% Convertible Subordinated Notes	19	19	19	19
Weighted average common shares outstanding and participating securities, diluted	371	368	371	368

Net earnings per common share, basic
Distributed earnings, basic (2)	$0.36	$0.33	$0.72	$0.66
Undistributed earnings, basic	0.39	0.32	0.74	0.60
Total	$0.75	$0.65	$1.46	$1.26

Net earnings per common share, diluted
Distributed earnings, diluted	$0.36	$0.33	$0.72	$0.66
Undistributed earnings, diluted	0.38	0.32	0.73	0.59
Total	$0.74	$0.65	$1.45	$1.25

(1) Includes approximately 1 and 2 million shares of PG&E Corporation common stock treated as outstanding in connection with accelerated share repurchases for the three and six months ended June 30, 2006, respectively. The remaining shares relate to share-based compensation and are deemed to be outstanding per SFAS No. 128 for the purpose of calculating EPS.

(2) “Distributed earnings, basic” may differ from actual per share amounts paid as dividends, as the EPS computation under GAAP requires the use of the weighted average, rather than the actual number of shares outstanding.